9661 South 700 East	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Calle Las Jardineras #16
USA	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Appoints Experienced Chief Operating Officer

        SALT LAKE CITY, UTAH—(MarketWire) — April 22, 2008 — Golden Eagle International, Inc. (OTCBB: MYNG) announced today that its board of directors has appointed Blane W. Wilson as its Chief Operating Officer. Mr. Wilson’s immediate focus will be on the development of various potential business opportunities for the Company’s Gold Bar CIP gold mill located 25 miles northwest of Eureka, Nevada. However, his responsibilities will also include the oversight of the current construction on the C Zone gold mill located on Golden Eagle’s Precambrian properties in eastern Bolivia, as well as the ongoing in-fill drilling program and feasibility work being carried out on the Company’s A Zone Buen Futuro gold and copper project.

        Blane Wilson has 24 years of experience managing milling and processing operations in the mining industry. He is leaving his position as Corporate Operations Manager for Queenstake Resources USA’s Jerritt Canyon gold mine, which is located north of Elko, Nevada. Blane Wilson has been at the Jerritt Canyon operation for 19 years in various positions, including: Mill Foreman, Process Superintendent and Process Manager. Since 1981, the Jerritt Canyon mine has produced more than 8 million troy ounces of gold. At the Jerritt Canyon Mine, Mr. Wilson oversaw a $33 million annual budget and managed a workforce of 154 personnel. He has also served on Golden Eagle’s Technical Advisory Board since February of 2008 and has advised the Company in the past on various potential projects involving the Gold Bar mill.

        “I am very pleased to join Golden Eagle’s management team at a time when gold is at an all-time high and the Company’s Gold Bar mill is sitting in the middle of a number of interesting opportunities in central Nevada,” stated Mr. Wilson. “While I have agreed with the Company’s management to concentrate my immediate attention on the Gold Bar mill project, I am committed to moving forward with all available resources, and as quickly as possible, toward the development of the A and C Zone projects in Bolivia as well.”

        “Blane Wilson has the experience, knowledge and ability to help Golden Eagle develop its potential,” said Company CEO, Terry Turner. “We feel extremely fortunate that Blane is willing to join us and look forward to the positive impact that he will have on our projects.”

        Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices also in Santa Cruz, Bolivia. The Company is concentrating its efforts on expanding its pilot operations into production operations on its gold project on the C Zone within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. The Company is also continuing the development of its Buen Futuro A Zone gold and copper project. In addition, Golden Eagle is working to maximize the potential of the Gold Bar 3,500 to 4,500 tpd CIP mill located northwest of Eureka, Nevada.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Golden Eagle at: eaglealert@geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on our current expectations, assumptions and estimates. Words and phrases such as “believe,” “expect,” “expansion,” “anticipate,” “initiating,” “commencing,” “as soon as possible,” “transition,” “add value,” “bringing into production,” “maximizing,” “take advantage of” or similar expressions, are intended to identify “forward-looking statements.” Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineralized material and future production levels; (c) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; (d) uncertainties that result from social and political conditions in Bolivia; and (e) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings that may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation, or indication in any manner whatsoever, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s filings with the SEC that contain important information regarding the Company’s financial results, its future plans and their limitations, and the risks involved with the Company’s operations. Golden Eagle disclaims any responsibility to update forward-looking statements made herein. ###

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